Exhibit 10.77
CONFIDENTIAL

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SUPPLY AGREEMENT

This Supply Agreement is made as of the last date set forth on the signature page hereto (the “Effective Date”) between JIANGXI KINKO ENERGY CO., LTD., a People’s Republic of China (Jiangxi) company (hereinafter “KINKO”) and HOKU MATERIALS, INC., a Delaware corporation (hereinafter “HOKU”). HOKU and KINKO are sometimes referred to in the singular as a “Party” or in the plural as the “Parties”.

Recitals

Whereas, HOKU desires to supply polysilicon to KINKO for its general use beginning in calendar year 2009 for a continuous period of ten years from the date of the first shipment.

Whereas, HOKU is a wholly owned subsidiary of Hoku Scientific, Inc. (“Hoku Scientific”), which is listed on the Nasdaq Global Market, and HOKU is the operating company that owns all of the assets for Hoku Scientific’s polysilicon business.

Whereas, KINKO is a high-tech overseas funded enterprise and a subsidiary of Hong Kong Paker Technology Co., Ltd, which manufactures monocrystalline and multicrystalline ingots for photovoltaic applications.

Whereas, in exchange for HOKU’s agreement to allocate the supply of polysilicon, KINKO desires to provide HOKU with a firm order for polysilicon upon the terms and conditions provided herein.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

1. Definitions.

The following terms used in this Agreement shall have the meanings set forth below:

1.1.“Affiliate” shall mean, with respect to either Party to this Agreement, any entity that is controlled by or under common control with such Party.

1.2.“Agreement” shall mean this Supply Agreement and all appendices annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof.

1.3.“First Shipment Date” shall mean the first day after November 30, 2009, when HOKU commences deliveries to KINKO of Products pursuant to this Agreement.

1.4.“Facility” shall mean any facility used by HOKU for the production of the Product.

1.5.“Independent Expert” means any Qualified Laboratory that is reasonably acceptable to each of HOKU and KINKO; provided, however that if such parties cannot agree on the Independent Expert within ten (10) days, each Party shall select one independent expert form the list of Qualified Laboratories, and those two independent experts shall select the Independent Expert.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

1.6.“Minimum Annual Quantity of Product” means [*] metric tons ([*] kilograms).

1.7.“Product” shall mean the raw polysilicon in chunk form manufactured by HOKU and sold to KINKO pursuant to this Agreement.

1.8.“Product Specifications” shall mean the quality and other specifications set forth on Appendix 2 to this Agreement.

1.9.“Qualified Laboratory” means each qualified laboratory set forth on Appendix 2 to this Agreement.

1.10.“Term” shall mean the period during which this Agreement is in effect, as more specifically set forth in Section 9 of this Agreement.

1.11.“Total Deposit” shall mean all deposits or prepayments actually made by KINKO to HOKU hereunder, including, the Initial Deposit, the Second Deposit and the Third Deposit, each as defined in Section 5 below.

1.12.“Year” shall mean each of the ten (10) twelve-month periods commencing on the First Shipment Date.

2. Ordering. Starting on the First Shipment Date and each Year during the term of this Agreement thereafter, KINKO agrees to purchase from HOKU, and HOKU agrees to sell to KINKO, the Minimum Annual Quantity of Product at the prices set forth on Appendix 1 to this Agreement (the “Pricing Schedule”). This Agreement constitutes a firm order from KINKO for [*] metric tons of Product that cannot be cancelled during the term of this Agreement, except as set forth in Section 9 below.

3. Supply Obligations.

3.1.HOKU shall deliver each Year pursuant to this Agreement starting on the First Shipment Date at least the Minimum Annual Quantity of Product in approximately equal monthly shipments pursuant to Section 4.1 below; provided however, that if HOKU fails to deliver a monthly shipment, then HOKU may deliver any deficiency within [*] days without breaching this section or incurring any purchase price adjustment (pursuant to Section 3.3 below, which provides that if HOKU does not supply any Products pursuant to Section 3.1 or 3.2 within [*] days of the scheduled delivery date, HOKU will provide KINKO with a purchase price adjustment equal to [*] percent ([*]%) of the value of the respective delayed Products for each week or part thereof that the Product shipment (or part thereof) is delayed beyond the [*] day grace period.). At any time during the term of this Agreement, HOKU may ship to KINKO up to the full cumulative balance of Minimum Annual Quantity of Product to be shipped through the end of this Contract (an “Excess Shipment”) with KINKO’s written consent. This shipment will be credited against each subsequent Minimum Annual Quantity of Product. For example, if the Minimum Annual Quantity of Product for a given Year is [*] metric tons, and if HOKU delivers [*] metric tons in January, then the next shipment of [*] metric tons is not required until the following Year. HOKU shall deliver any deficiency in the Minimum Annual Quantity of Product within the first quarter in the next Year. Any deficient shipments of the Minimum Annual Quantity of Product which are delayed beyond the first quarter of the next Year shall be deemed to constitute a material breach of this Agreement pursuant to section 9.2.1.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

3.2.HOKU intends to manufacture the Products at its Facility; however, notwithstanding anything to the contrary herein, HOKU may deliver to KINKO Products that are manufactured by a third party other than HOKU, where HOKU is acting only as a reseller or distributor of such Products; and provided that the Products meet the Product Specifications and price set forth in this Agreement.

3.3.Except in the case of a force majeure pursuant to Section 12 below, if at any time after [*], HOKU does not supply any Products pursuant to Section 3.1 or 3.2 within [*] days of the scheduled delivery date, HOKU will provide KINKO with a purchase price adjustment. Such purchase price adjustment shall be [*] percent ([*]%) of the value of the respective delayed Products for each week or part thereof that the Product shipment (or part thereof) is delayed beyond the [*] day grace period. Any purchase price adjustment as a result of this Section 3.3 will be paid by HOKU at the end of the term of the applicable calendar quarter. In lieu of making a cash payment to KINKO pursuant to this Section 3.3, HOKU may, at its option, pay for such purchase price adjustment in the form of a credit issued for future shipments of Products. Notwithstanding anything to the contrary, the maximum amount of such purchase price adjustment shall not exceed [*] percent ([*]%) of the value of the respective delayed Products. Monthly shipments which are delayed beyond one hundred fifty (150) days shall be deemed to constitute a material breach of this Agreement pursuant to Section 9.2.1 below. Notwithstanding the foregoing, if KINKO fails to make a payment to HOKU within the 30-day period set forth in Section 5.6 below, HOKU shall not be required to supply any Product to KINKO until HOKU has received the past due amount including any interest payable thereon pursuant to this Agreement. For the avoidance of doubt, KINKO’s right to reduce the purchase price pursuant to this Section 3.3 shall not apply if HOKU is not fulfilling its supply obligations for this reason. Monthly shipments which are delayed more than [*] days in a calendar year AND are less than [*] of the Minimum Annual Quantity of Product shall be deemed to constitute a material breach of this Agreement pursuant to Section 9.2.1.

3.4.If HOKU delivers any Products to KINKO prior to [*], then KINKO shall pay HOKU a premium equal to [*]% of the applicable purchase price for the Products shipped prior to [*].

3.5.HOKU hereby covenants and agrees that during the term of this Agreement, and provided that KINKO is not in breach of any material term of this Agreement, including, without limitation, its payment obligations hereunder, HOKU shall not ship any Products to any third party that is not one of HOKU’s Other Customers (e.g., spot market sales), until HOKU has satisfied its delivery obligations to KINKO pursuant to Section 3.1 of this Agreement.

4. Shipping & Delivery.

4.1.Except as provided in Section 3.2 above, shipments shall be made from the Facility on a monthly basis in accordance with a shipment schedule that will be provided by HOKU each Year under this Agreement and reviewed and approved by KINKO (the “Shipment Schedule”) no later than sixty (60) days prior to the applicable Year. The Shipment Schedule shall provide for approximately equal monthly shipments that add up to the Minimum Annual Quantity of Products, but not less than [*] of the Minimum Annual Quantity of Products. HOKU will use commercially reasonable efforts to make monthly shipments available on or about the fifteenth (15th) day of each month, and will advise KINKO approximately seven (7) days prior to the expected ship date; provided, however, that KINKO may request an alternate shipping date that is within fourteen (14) days after the advised schedule. Product shall be ready to ship FOB the HOKU Facility (INCOTERMS 2000).

4.2.HOKU will use commercially reasonable efforts to make available to KINKO its first shipment of Products on or before December 1, 2009. Any delay (but no later than December 31, 2009) shall be given by written notice to KINKO not later than [*].

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

5. Payments & Advances. The Total Deposit shall be used only by HOKU for polysilicon facilities construction, operation, administration, and other expenses and investments related to HOKU’s polysilicon business.

5.1.As soon as possible after signing this Agreement, and no later than August 20, 2008, KINKO shall provide HOKU with a deposit of Ten Million U.S. Dollars (US$10,000,000) via wire transfer of immediately available funds (the “Initial Deposit”) as advance payment for Products to be delivered under this Agreement.

5.2.On or before December 20, 2008, KINKO shall provide HOKU with a deposit of Twenty Million U.S. Dollars (US$20,000,000) via wire transfer of immediately available funds (the “Second Deposit”) as advance payment for Products to be delivered under this Agreement.

5.3.On or before March 31, 2009, KINKO shall provide HOKU with a deposit of Twenty-five Million U.S. Dollars ($25,000,000) via wire transfer of immediately available funds (the “Third Deposit” and together with the Initial Deposit and the Second Deposit, the “Total Deposit”) as advance payment for Products to be delivered under this Agreement.

5.4.On or before August 31, 2008, KINKO shall provide to HOKU an irrevocable stand-by letter of credit in substantially the form of Appendix 3 attached hereto (the “First Letter of Credit”) in the amount of the Second Deposit. The First Letter of Credit shall be issued to HOKU by a bank domiciled in and organized under the laws of one of the fifty States of the United States of America, and which has a credit rating that is acceptable to HOKU in its sole discretion (the “Issuing Bank”). The First Letter of Credit shall be issued in US Dollars for the full amount of the Second Deposit, and shall be freely assignable by HOKU in connection with any assignment of this Agreement by HOKU pursuant to Section 14.4 below. Payment to HOKU of the Second Deposit shall be made by the Issuing Bank upon its receipt of written notice that KINKO has failed to make such payment on the applicable date. The First Letter of Credit shall expire after payment of the Second Deposit.

5.5.On or before December 31, 2008, KINKO shall provide to HOKU an irrevocable stand-by letter of credit in substantially the form of Appendix 3 attached hereto (the “Second Letter of Credit”) in the amount of the Third Deposit. The Second Letter of Credit shall be issued to HOKU by the Issuing Bank. The Second Letter of Credit shall be issued in US Dollars for the full amount of the Third Deposit, and shall be freely assignable by HOKU in connection with any assignment of this Agreement by HOKU pursuant to Section 14.4 below. Payment to HOKU of the Third Deposit shall be made by the Issuing Bank upon its receipt of written notice that KINKO has failed to make such payment on the applicable date. The Second Letter of Credit shall expire after payment of the Third Deposit.

5.6.HOKU shall invoice KINKO at or after the time of each shipment of Products to KINKO. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to KINKO’s address as provided herein. Payment terms for all invoiced amounts shall be [*] days from date of shipment. All payments shall be made in U.S. Dollars. Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to Section 11 below, shipments to KINKO shall be credited against the Total Deposit on a straight-line basis during the second through tenth Year.

5.7.The prices are FOB prices (INCOTERMS 2000). The prices for the Products do not include any excise, sales, use, import, export or other similar taxes, such taxes will not include income taxes or similar taxes, which taxes will be invoiced to and paid by KINKO, provided that KINKO is legally or contractually obliged to pay such taxes. KINKO shall be responsible for all transportation charges, duties or charges, liabilities and risks for shipping and handling (and hereby indemnifies HOKU for such costs, liabilities and risks); thus, the price for the Products shall not include any such charges.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

5.8.Late payments and outstanding balances shall accrue interest at the lesser of [*] per annum or the maximum allowed by law.

6. Security Interest.

6.1.Subject to receipt of the Initial Deposit or payment of any portion of the Total Deposit HOKU hereby grants to KINKO a security interest to secure the repayment by HOKU to KINKO of amounts of the Total Deposit actually paid to HOKU, following any of the events set forth in Section 9.5 below, which shall be subordinated in accordance with Section 6.2 below, in all of the tangible and intangible assets related to HOKU’s polysilicon business (the “Collateral”).

6.2.KINKO acknowledges and agrees that the security interests and liens in the Collateral will not be first priority security interests, will be expressly subordinated to HOKU’s third-party lenders (the “Senior Lenders”) that provide debt financing for the construction of any HOKU Facility, and may be subordinated as a matter of law to other security interests, and to security interests that are created and perfected prior to the security interest granted to KINKO hereby. KINKO shall enter into subordination agreements with the Senior Lenders on terms and conditions reasonably acceptable to the Senior Lenders.

6.3.In addition, KINKO shall enter into collateral, intercreditor and other agreements (the “Collateral Agreements”) with HOKU’s Senior Lenders, and with SANYO Electric Co., Ltd., Suntech Power Holding Co., Ltd., Global Expertise Wafer Division, Ltd., Solarfun Power Hong Kong Limited, and HOKU’s other customers who provide prepayments for Products (collectively, “HOKU’s Other Customers”), as may be reasonably necessary to ensure that the security interest granted hereby is pari passu with the security interests that may be granted to HOKU’s Other Customers. KINKO may not unreasonably refuse to sign any such Collateral Agreement, provided that such Collateral Agreement grants KINKO a pari passu priority with respect to HOKU’s Other Customers, and is expressly subordinated to the Senior Lenders.

6.4.The security interest granted hereby shall continue so long as HOKU continues to maintain any amount of the Total Deposit, and only to the extent of such remaining amount of the Total Deposit being held by HOKU, which has not been credited against the shipment of Products pursuant to this Agreement, or otherwise repaid to KINKO. Notwithstanding anything to the contrary contained in this Agreement, the Collateral consisting of real property shall secure only the obligations of HOKU to refund any portion of the Total Deposit to KINKO in accordance with the terms of this Agreement. When the Total Deposit is no longer held by HOKU, KINKO will sign such documents as are necessary to release its security interests.

6.5.HOKU and KINKO each agree to act in good faith to execute and deliver any additional document or documents that may be required in furtherance of the foregoing provisions of this Section 6, including the Collateral Agreements, and in any event, HOKU and KINKO shall enter into the Collateral Agreements prior to HOKU granting any senior security interest to the Senior Lenders. Neither HOKU nor KINKO may unreasonably refuse to sign any such document.

7. Product Quality Guarantee.

7.1.HOKU warrants to KINKO that the Products shall meet the Product Specifications. For each shipment, this warranty shall survive for the lesser of (a) [*] days after KINKO receives the Products; or (b) [*] days after the release of the Products by HOKU at FOB origin (INCOTERMS 2000) (the “Warranty Period”). Upon release of the Products to a common carrier or freight forwarder, FOB origin (INCOTERMS 2000), HOKU warrants that the Products shall be free of all liens, mortgages, encumbrances, security interests or other claims or rights. HOKU will, upon prompt notification and compliance with HOKU’s instructions, refund or replace, at KINKO’s sole option, any Product which does not meet the Product Specifications, and KINKO shall comply with the inspection and return goods policy described in Section 8 below with respect to such Products. HOKU shall be responsible for all replacement costs, including but not limited to transportation, taxes and customs charges, and, in the case of a replacement, shall use commercially reasonable efforts to replace such non-confirming Products within [*] days after expiration of the [*] day period described in Section 8.3 below. No employee, agent or representative of HOKU has the authority to bind HOKU to any oral representation or warranty concerning the Products. Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of HOKU shall not be enforceable by KINKO. HOKU makes no warranty and shall have no obligation with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized alterations to the Products.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

7.2.HOKU EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. HOKU’s sole responsibility and KINKO’s exclusive remedy for any claim arising out of the purchase of any Product is a refund or replacement, as described above. In no event shall HOKU’s liability exceed the purchase price paid therefore; nor shall HOKU be liable for any claims, losses or damages of any individual or entity or for lost profits or any special, indirect, incidental, consequential, or exemplary damages, howsoever arising, even if HOKU has been advised of the possibility of such damages.

7.3.HOKU shall, at its own expense, indemnify and hold KINKO and its Affiliates harmless from and against any expense or loss resulting from any actual or alleged infringement of any patent, trademark, trade secret, copyright, mask work or other intellectual property related to the Products, and shall defend at its own expense, including attorneys fees, any suit brought against KINKO or KINKO’s Affiliates alleging any such infringement. KINKO agrees that: (i) KINKO shall give HOKU prompt notice in writing of any such suit; (ii) if HOKU provides evidence reasonably satisfactory to KINKO of HOKU’s financial ability to defend the matter vigorously and pay any reasonably foreseeable damages, KINKO shall permit HOKU, through counsel of HOKU’s choice, to answer the charge of infringement and defend such suit (but KINKO, or KINKO’s Affiliate may be represented by counsel and participate in the defense at its own expense); and (iii) KINKO shall give HOKU all needed information, assistance, and authority, at HOKU’s expense, to enable HOKU to defend such suit. In case of a final award of damages in any such suit HOKU shall pay such award, but shall not be responsible for any settlement made without its prior consent. Except as otherwise expressly set forth herein, HOKU disclaims any obligation to defend or indemnify KINKO, its officers, agents, or employees, from any losses, damages, liabilities, costs or expenses which may arise out of the acts of omissions of HOKU.

8. Inspection and Return Goods Policy.

8.1.An inspection of appearance of each shipment of Product shall be made by KINKO in accordance with sound business practice upon the delivery of the Product, and in no case later than [*] after delivery at KINKO’s factory. KINKO shall inform HOKU promptly, and in no case later than [*] after delivery of Product, in case of any obvious damages or other obvious defects to the Product which KINKO discovers under the inspection of appearance.

8.2.KINKO shall perform final inspection of the Product upon introducing the Product into KINKO’s production process. Such inspection shall take place during the Warranty Period. If the Product does not meet the Product Specifications, KINKO shall notify HOKU in writing without undue delay after the inspection and, together with the notification, submit documentary evidence of the result of the final inspection whereupon HOKU shall have the right to undertake its own inspection prior to any return of the Products pursuant to Section 8.3 below.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

8.3.Products may be returned to HOKU within the later of (a) [*] after discovery of a defect consistent with Sections 8.1 and 8.2 above; and (b) [*] after HOKU completes its inspection and confirms the defect pursuant to Section 8.2 above, for replacement or a refund including all return shipment expenses. To assure prompt handling, HOKU shall provide KINKO a return goods authorization number within 48 hours of KINKO’s request. Provided that HOKU communicates this number to KINKO within such timeframe, KINKO will reference this number on return shipping documents. Returns made without the authorization number provided by HOKU in accordance with the foregoing may be subject to HOKU’s reasonable charges due to HOKU’s additional handling costs. HOKU reserves the right to reverse any credit issued to KINKO if, upon return, such Product is determined by an Independent Expert not to be defective. The conclusion of the Independent Expert shall be final, binding and non-appealable in respect of the conformity of the Products to the warranties set forth in Section 7.1 above. The fees and expenses of the Independent Expert shall be paid solely by the party that does not succeed in the dispute.

8.4.The following shall be deemed to constitute a material breach of this Agreement by HOKU pursuant to Section 9.2.1: (A) if HOKU delivers [*] consecutive monthly shipments where more than [*] percent ([*]%) of the Products in each such shipment do not meet the Product Specifications, or (B) HOKU delivers [*] or more monthly shipments during any Year where [*] percent ([*]%) of the Products in each such shipment do not meet the Product Specifications.

9. Term and Termination.

9.1.The term of this Agreement shall begin on the Effective Date and provided that the first delivery of the Product under this Agreement shall occur on December 31, 2009 or earlier, and unless previously terminated as hereinafter set forth, shall remain in force for a period of ten Years beginning with the First Shipment Date.

9.2.Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

9.2.1. Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within sixty (60) days after written notice thereof; provided, however, that such cure period shall not modify or extend the 150-day cure period for HOKU’s delivery obligations pursuant to Section 3.3 above; and provided, further that such sixty (60) day cure period shall not apply to KINKO’s failure to make any payment to HOKU pursuant to this Agreement. In the event of KINKO’s failure to make payment on the 30-day payment terms set forth in Section 5.6 hereof, termination by HOKU shall require the issuance of a written notice of default containing the threat of immediate termination if payment is not made within an additional grace period of not less than ten (10) business days. For purposes of this Section 9.2.1, a “material breach” means a monthly shipment which is delayed beyond one hundred fifty (150) days, a payment default or any other material breach of this Agreement which materially and adversely affects a Party or which occurs on multiple occasions.

9.2.2. Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party’s satisfaction the lack of grounds for the initiation of such proceeding;

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

9.2.3. If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or

9.2.4. In accordance with the provisions of Section 12 (Force Majeure) below; provided, however, that KINKO may not terminate this Agreement pursuant to Section 12 if HOKU is supplying Products to KINKO pursuant to Section 3.2 of this Agreement.

9.2.5. Without limiting the foregoing, KINKO shall have the right to terminate this Agreement if the First Shipment Date does not occur on or before December 31, 2009.

9.3.HOKU shall have the right to terminate this Agreement if (A) on or before August 20, 2008, KINKO has failed to pay the Initial Deposit; (B) on or before August 31, 2008, KINKO has failed to deliver the First Letter of Credit, in which case HOKU may immediately terminate this Agreement and retain the Initial Deposit as liquidated damages; or (C) on or before December 31, 2008, KINKO has failed to deliver the Second Letter of Credit, in which case HOKU may immediately terminate this Agreement and retain the Initial Deposit and the Second Deposit as liquidated damages.

9.4.Upon the expiration or termination of this Agreement howsoever arising, the following Sections shall survive such expiration or termination: Sections 1 (Definitions); Section 7 (Product Quality Guarantee), Section 8 (Inspection and Return Goods Policy); Section 9 (Term and Termination); Section 10 (Liability); Section 11 (Liquidated Damages); and Section 13 (General Provisions).

9.5.If KINKO terminates this Agreement pursuant to Section 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5, or 12 then any funds remaining on the Total Deposit on such date of termination shall be returned to KINKO, plus interest equal to the amount set forth in Section 5.8 for each year since such funds were paid to HOKU by KINKO; provided however that if KINKO is in material breach of this Agreement at the time it terminates this Agreement, then HOKU shall not be required to repay any remaining amount of the Total Deposit up to the amounts of HOKU’s direct loss from such material breach (unless KINKO cures such breach within the applicable cure period) or KINKO’s other outstanding and unpaid obligations hereunder (including, without limitation, obligations under Section 11). If HOKU terminates this Agreement pursuant to Section 9.2.1, 9.2.2, 9.2.3, 9.2.4, or 12 then HOKU shall be entitled to retain the Total Deposit including any funds remaining on the Total Deposit on such date of termination in accordance with Section 11. “Funds remaining” on the Total Deposit are funds not applied against KINKO’s purchase of Product, pursuant to Section 5.6 above, for Product actually shipped to KINKO hereunder. If KINKO terminates this Agreement pursuant to Section 9.2.1 or 9.2.5 due to HOKU’s failure to deliver Products pursuant to this Agreement, then one hundred fifty percent (150%) of the funds remaining on the Total Deposit on such date of termination shall be returned to KINKO.

10. Liability.

10.1.IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF KINKO OR HOKU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2.NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL EXCEED IN THE AGGREGATE THE TOTAL DEPOSIT, EXCEPT WITH RESPECT TO KINKO’S CONTINUING OBLIGATION TO PURCHASE THE PRODUCTS AS SET FORTH HEREIN.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

11. Liquidated Damages. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY BREACH OF THIS AGREEMENT BY KINKO MAY CAUSE IRREPARABLE AND IMMEASURABLE DAMAGE TO HOKU. BECAUSE IT IS DIFFICULT TO MEASURE THESE DAMAGES, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY HOKU PURSUANT TO SECTION 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.3 or 12, THEN HOKU SHALL BE ENTITLED TO RETAIN AS LIQUIDATED DAMAGES, THE TOTAL DEPOSIT (INCLUDING ANY REMAINING PORTION THEREOF NOT CREDITED AGAINST PRODUCT SHIPMENTS). ANY AMOUNTS DUE FOR UNDELIVERED PRODUCT UNDER THIS AGREEMENT ARE STILL DUE, UNLESS OTHERWISE AGREED BY BOTH PARTIES IN WRITING.

12. Force Majeure. Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike, lock-out and other events beyond its reasonable control which were not reasonably foreseeable and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the affected Party (i.e., the Party that is unable to perform). If such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the conditions of Force Majeure continue to materially impede performance of any material obligation under this Agreement for a period of more than three (3) consecutive calendar months, then the non-affected Party shall be entitled to terminate this Agreement by 30 days’ prior written notice to the other Party. For the purposes of this Section 12, the inability of KINKO to receive, accept or take delivery of Products that have been made available by HOKU pursuant to this Agreement shall not constitute an event of force majeure.

13. Visitation Rights; Project Updates.

13.1.Beginning on the Effective Date, and until the First Shipment Date or the earlier termination of this Agreement pursuant to Section 9 above, KINKO shall have the right to visit the HOKU Facility in Pocatello, Idaho, USA, for the limited purpose of evaluating HOKU’s progress towards completing the construction of its polysilicon production facilities. KINKO shall provide HOKU with at least five (5) business days’ prior notice of any such visit, and may not visit more than two times each calendar quarter. HOKU reserves the right to refuse access to any individual who is not subject to HOKU’s non-disclosure agreement. KINKO shall agree to abide by all of HOKU’s safety and security requirements and instructions for the HOKU Facility.

13.2.Beginning on the Effective Date, and until the First Shipment Date or the earlier termination of this Agreement pursuant to Section 9 above, HOKU shall provide KINKO with monthly updates on the progress of the construction of the HOKU polysilicon production facilities, including, without limitation, an explanation of any potential delays in meeting its shipment obligations to KINKO.

14. General Provisions.

14.1.KINKO acknowledges that it is the policy of HOKU to scrupulously comply with the Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”) and to adopt appropriate and reasonable practices and procedures that are undertaken in such a manner as to substantially eliminate the potential for violation of the FCPA. KINKO further acknowledges that it shall be bound by any law, regulation or other legal enactment, that prohibits corrupt practices of the type or nature described in the FCPA and that is applicable to KINKO, and KINKO hereby represents and warrants that neither HOKU, nor to KINKO’s knowledge, any other authorized person or entity associated with or acting for or on behalf of HOKU, has knowingly directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to KINKO, whether in money, property, or services (i) to obtain favorable treatment in securing business from KINKO, (ii) to pay for favorable treatment for business secured from KINKO, or (iii) to obtain special concessions or for special concessions already obtained from KINKO, for or in respect of HOKU, in violation of any legal requirement or applicable law.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

14.2.This Agreement shall be construed under and governed by the laws of the State of California, U.S.A.

14.3.Upon notice from one Party to the other of a dispute hereunder, the Parties agree to hold a meeting within thirty (30) days of receipt of such notice with at least one (1) representative from each Party who has decision-making authority for such company. At this meeting, the Parties will attempt to resolve the dispute in good faith. If, after the meeting, the dispute has not been resolved, only then may a Party resort to litigation. Any proceeding to enforce or to resolve disputes relating to this Agreement shall be brought in California, USA. In any such proceeding, neither Party shall assert that such a court lacks jurisdiction over it or the subject matter of the proceeding.

14.4.HOKU may assign this Agreement to any of its Affiliates, and may assign its rights under this Agreement to any collateral agent as collateral security for HOKU’s secured obligations in connection with the financing a HOKU Facility, without the consent of KINKO. Except as stated in the previous sentence, neither HOKU nor KINKO may assign this Agreement to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, an assignment of this Agreement by either Party in connection with a merger, acquisition, or sale of all or substantially all of the assets or capital stock of such Party shall not require the consent of the other Party. If this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto.

14.5.All notices delivered pursuant to this Agreement shall be in writing and in the English language. Except as provided elsewhere in this Agreement, a notice is effective only if the Party giving or making the notice has complied with this Section 14.5 and if the addressee has received the notice. A notice is deemed to have been received as follows:

(a)
If a notice is delivered in person, or sent by registered or certified mail, or nationally or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; or

(b)
If a notice is sent by facsimile, upon receipt by the Party giving the notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

Each Party giving a notice shall address the notice to the appropriate person at the receiving Party at the addresses listed below or to a changed address as the Party shall have specified by prior written notice:

KINKO:

JIANGXI KINKO ENERGY CO., LTD.
Kinko Road, Xuri District, Economic Development Zone, Shangrao, China
Tel: +86-793-8469699
Fax: +86-793-8461152
Attn: Mr. Xian De Li

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

With a copy to:

SHANGHAI GUANGWEI ELECTRONICS MATERIALS Co., Ltd.
No. 808, Minta Road,Songjiang District, Shanghai, China 201600
Tel: +86-21-57847791
Fax: +86-21-57847790
Attn: Mr. Wei Li

HOKU:

HOKU MATERIALS, INC.
1075 Opakapaka Street
Kapolei, HI 96707
Attn: Mr. Dustin Shindo, CEO
Facsimile: +1 (808) 682-7807

14.6.The waiver by either Party of the remedy for the other Party’s breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

14.7.If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

14.8.No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the Parties.

14.9.No employment, agency, trust, partnership or joint venture is created by, or shall be founded upon, this Agreement. Each Party further acknowledges that neither it nor any Party acting on its behalf shall have any right, power or authority, implied or express, to obligate the other Party in any way.

14.10.Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent; provided, however, that the Parties will work together to issue a joint press release within fourteen (14) days after execution of this Agreement. Notwithstanding the foregoing, either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party, and shall use commercially reasonable efforts to obtain confidential treatment from the applicable governing entity for all pricing and technical information set forth in this Agreement.

14.11.This Agreement constitutes the entire agreement between the Parties and supersedes all prior proposal(s) and discussions, relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.

14.12.The headings are inserted for convenience of reference and shall not affect the interpretation and or construction of this Agreement.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

14.13.Words expressed in the singular include the plural and vice-versa.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________

Exhibit 10.77
CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Supply Agreement as of the date first set forth above.

KINKO:		HOKU:

JIANGXI KINKO ENERGY CO., LTD.		HOKU MATERIALS, INC.

By:	/s/ X.D. LI	By:	/s/ DUSTIN M. SHINDO

Name:	X.D. Li	Name:	Dustin M. Shindo

Title:	Chairman	Title:	Chairman and CEO
Authorized Signatory		Authorized Signatory

Date:	July 25, 2008	Date:	July 24, 2008

Signature Page to Supply Agreement

Exhibit 10.77
CONFIDENTIAL

Appendix 1
Pricing Schedule

[*]

If there is uncertainty in price between the delivery period and the total quantity for that period based on the table above, the price assigned to the quantity shall prevail. For example, the first [*] shall be invoiced at [*].

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________
Appendix 1 to Supply Agreement

Exhibit 10.77
CONFIDENTIAL

Appendix 2 — Product Specifications

[*]

1. Description

[*]

2. Bulk & Surface Impurity Specifications

[*]
3. Size Specifications

[*]

4. Certification & Elemental Analysis

[*]

5. Packaging

[*]

6. Qualified Laboratories:

[*]

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________
Appendix 2 to Supply Agreement

Exhibit 10.77
CONFIDENTIAL

APPENDIX 3 — Form of Letter of Credit

IRREVOCABLE STANDBY LETTER OF CREDIT

BENEFICIARY:	ADVISING BANK:

HOKU MATERIALS, INC.	[INSERT ADVISING BANK NAME]
ONE HOKU WAY	[INSERT BANK ADDRESS]
POCATELLO, IDAHO 83204

Gentlemen:

We hereby establish in your favor our Irrevocable Standby Letter of Credit No.______________, available by your drafts at sight on (ISSUING BANK’S NAME) ) for the account of _______________, up to an aggregate amount of ___________ U.S. Dollars (US$__________).

Alternatively, electronic drawings may be made by authenticated Swift indicating the amount drawn and stating “Drawn under Credit No. ___________ of (ISSUING BANK’S NAME AND ADDRESS) dated _______, 2008.

Multiple presentations permitted.

All drafts must bear or be electronic drawings with the clause "Drawn under Credit No. ___________ of (ISSUING BANK’S NAME) dated __________, 2008."

This Letter of Credit is subject to an automatic extension, without a written amendment, to extend the expiration date for an additional period of one year from the present or each future expiration date unless at least thirty (30) days prior to any expiration date we notify you in writing by certified or registered mail or other similarly expeditious receipted service at the above address that this Letter of Credit will not be extended for any such additional period. Upon receipt by you of such notice, you may draw hereunder on or before the then relevant expiration date by means of your draft on us at sight or alternatively, by electronic drawings as mentioned above.

Any and all banking charges are for the account of the applicant.

Pursuant to U.S. Law, we are prohibited from issuing, transferring, accepting or paying letters of credit to any party or entity identified on the Office of Foreign Asset Control, U.S. Department of Treasury list or subject to the denial of export privileges by the U.S. Department of Commerce.

This Credit is issued subject to the International Standby Practices 1998 (ISP98), International Chamber of Commerce Publication No. 590.

It is a condition of this letter of credit that it is transferable and may be transferred in its entirety, but not in part, and may be successively transferred by you or any transferee hereunder to a successor transferee(s). Transfer under this letter of credit to such transferee must be jointly signed by Beneficiary and shall be effected upon presentation to us of the original of this letter of credit and any amendments hereto accompanied by a request designating the transferee in the form of Annex A, attached hereto, appropriately completed.

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________
Appendix 2 to Supply Agreement

Exhibit 10.77
CONFIDENTIAL

We hereby engage with you that all drawings under and in compliance with the terms and conditions of this Credit shall be duly honored if drawn and presented on or before [*], the expiration date, or any extended date as provided above, at (ISSUING BANK’S NAME AND ADDRESS).

Sincerely,

Authorized Signature	Authorized Signature

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________
Appendix 2 to Supply Agreement

Exhibit 10.77
CONFIDENTIAL

ANNEX A

Transfer of Letter of Credit

[Date]

Delivered under [insert Bank name],
Irrevocable Standby Letter of Credit No. [_____],
dated [__________].

[_______________]
[_______________]
[_______________]
Attention: [_______________]

Ladies and Gentlemen:

Reference is made to [insert Bank name], Irrevocable Standby Letter of Credit No. [_____] dated [_______] (the “Letter of Credit”), issued by you in favor of us. Any capitalized terms used, but not defined, herein shall have its respective meaning as set forth in the Letter of Credit.

For value received, the undersigned, as Beneficiary under the Letter of Credit, hereby irrevocably assigns and transfers to [__________] (the “Transferee”) all rights of the undersigned to draw under the Letter of Credit in their entirety.

By this transfer, all rights of the undersigned, as Beneficiary under the Letter of Credit, are transferred to the Transferee, and the Transferee shall have the sole rights with respect to the Letter of Credit relating to any amendments thereof and any notices thereunder. All amendments to the Letter of Credit are to be consented to by the Transferee without necessity of any consent of or notice to the undersigned.

Simultaneously with the delivery of this notice to you, copies of this notice are being transmitted to the Transferee.

The Letter of Credit is returned herewith, and we ask you to either issue a substitute letter of credit for the benefit of the Transferee or endorse the transfer on the reverse thereof, and forward it directly to the Transferee with your customary notice of transfer.

Yours faithfully

(Authorized Signatory)

For
[BENEFICIARY]

ACKNOWLEDGED:
(Authorized Signatory)

For
[SUCCESSOR BENEFICIARY]

KINKO Initials & Date __XDL July 25, 2008________	HOKU Initials & Date __DS_________________________
Appendix 2 to Supply Agreement